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                      UNDERWRITING AGREEMENT

                              BETWEEN

                     EAGLE GROWTH SHARES, INC.

                                AND

                   BAXTER FINANCIAL CORPORATION


     THIS AGREEMENT entered into this 19th day of March, 1991, by and between EAGLE GROWTH SHARES, INC., a Maryland corporation with its principal office located at 1200 North Federal Highway,

Suite 424, Boca Raton, Florida 33432 (hereinafter called the

"Fund"), and BAXTER FINANCIAL CORPORATION, a Florida corporation with its principal office located at 1200 North Federal Highway,

Suite 424, Boca Raton, Florida 33432 (hereinafter called the

"Company").



                      W I T N E S S E T H:
                      -------------------


     In consideration of the mutual covenants contained herein,

the parties, intending to be legally bound, hereby agree as

follows:



     1.  The Fund hereby appoints the Company as agent of the

Fund to offer and sell the shares of the capital stock of the

Fund ("Shares") in accordance with the Fund's registration











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statement, as amended from time to time, on a "best efforts"

basis.  The Company may offer and sell the Shares directly and through securities dealers selected by the Company, provided that any such dealer shall have entered into a sales agreement with the Company the form of which has been approved by the Fund as provided in section 7 herein.



     2.  The Fund shall not sell the Shares except: (a) to fill orders for Shares received from the Company or a co-underwriter approved by the Fund as provided in Section 8 herein, if any, or

(b) in connection with a merger or consolidation with another investment company, or the acquisition of all, or substantially all, of the assets of another investment company, or (c) to fill orders for Shares received by the Fund's custodian directly from investors, and (d) to the custodian of Eagle Growth Shares

Investing Programs.



     3.  Orders for the purchase of Shares placed by the Company shall be subject to the provisions of paragraphs (f) and (g) of section 26 of the Rules of Fair Practice of the NASD, the

provisions of which are hereby incorporated by reference.















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     4.  The purchase price of the Shares shall be equal to the current net asset value thereof, plus sales commissions ("public offering price"), as set forth in the registration statement of the Fund, as amended from time to time.  Purchase orders received by the Company not later than the close of the New York Stock

Exchange ("NYSE") on each day when the Fund is open for business shall be priced at the public offering price calculated after receipt of such orders by the Company provided that the Fund receives such orders from the Company prior to the close of

business of the Fund on such day.  It shall be the responsibility of the Company to transmit purchase orders which it receives prior to the close of the NYSE to the Fund prior to the close of business of the Fund on such day.  Purchase orders received by the Company after the close of the NYSE shall be priced at the public offering price next calculated.



     5.  The Fund shall bear the costs of typesetting, printing and mailing prospectuses, statements of additional information,

reports and other communications sent to its own stockholders,

and shall also pay its own legal and auditing fees incurred in connection with preparation of amendments to its registration statement, as well as the fees and costs associated with the registration and qualification of the Shares in any state or other













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jurisdiction in which the Shares may be offered for sale.  The

Company shall pay all costs and expenses, including attorneys'

fees incurred in connection with its own qualification as a

broker-dealer in any state and the costs of printing and mailing prospectuses and statements of additional information to

prospective investors.



     6.  The Fund shall register the Shares at its own expense

under the applicable laws of such jurisdictions, and in such amounts, as the Company considers appropriate.  The Company shall cooperate with the Fund in the preparation and filing of

applications for registration and qualification of the Shares under applicable law.



     7.  The Company shall submit to the Fund for approval, prior to its use, the form of all dealers' sales contracts, sales

literature and advertisements prepared by or for the Company for dissemination in connection with the sale of the Shares.  The costs of preparing, printing and disseminating such materials shall be borne by the Company, except to the extent provided in section 5 herein.

















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     8.  This Agreement shall become effective on April 1, 1991,

if approved, by the vote of a majority of the Board of Directors of the Fund, including a majority of those Directors who are neither parties to this Agreement nor interested persons of any such party, by a vote cast in person at a meeting called for the purpose of voting on such approval, and shall continue in effect for two years after its effective date, and may be continued in effect thereafter for successive periods of not more than one year, provided that each such continuance shall be approved by the Board of Directors of the Fund in the manner set forth in this section 8.  The Fund may terminate this Agreement, without penalty, at any time upon 60 days written notice to the Company.

This Agreement shall automatically terminate in the event of its assignment unless the Securities and Exchange Commission has issued an Order exempting the Fund and the Company from the

provisions of the 1940 Act, which otherwise would have caused the termination of this Agreement.  The Company may terminate this

Agreement, without penalty, upon 60 days written notice to the

Fund.



     9.  No amendment to this Agreement shall become effective

unless its terms have been approved by the Board of Directors of the Fund, as provided in section 8 herein.













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     10.   Nothing contained in this Agreement shall make the

Company, or its officers, directors, or shareholders, liable for any loss sustained by the Fund or by any other person on account of any act or omission of the Company under this Agreement,

provided that nothing herein contained shall protect the Company against any liability to the Fund or its shareholders to which the Company would otherwise be subject by reason of willful

misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder.



     11.  As used in this Agreement, the term "1940 Act" means

the Investment Company Act of 1940, as amended, and terms

"interested persons," and "assignment," shall have the respective meanings specified in the 1940 Act.  The term "NASD" shall mean the National Association of Securities Dealers, Inc.



     12.  This Agreement shall be construed in accordance with

the laws of the State of Florida, except to the extent such laws are preempted by the 1940 Act.



















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      13.   Any notice required to be given hereunder shall be

sent via first class mail to the address of the party as set forth above.



     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers on the day and year first above written.


Attest:                            EAGLE GROWTH SHARES, INC.


/s/Linda J. Budshaw                /s/Ronald F. Rohe
----------------------------       ------------------------------
Linda J. Budshaw,                  Ronald F. Rohe, Vice President
Assistant Secretary



Attest:                            BAXTER FINANCIAL CORPORATION


/s/Warren W. Flaschar              /s/Donald H. Baxter
-----------------------------      ------------------------------
Warren W. Flaschar, Secretary      Donald H. Baxter, President